Exhibit 24

						POWER OF ATTORNEY



	James
B. Tananbaum, M.D. has signed certain of these documents as an Authorized
Signatory.  Note that copies of the applicable Statement Appointing

Designated Filer and Authorized Signatories are already on file with the appropriate agencies.